Exhibit 99.1

CytoSorbents Reports Record Second Quarter 2020 Financial Results

CytoSorbents posts record Q2 2020 Total Revenue of $9.8 million, including a 61% increase in Product Sales to $9.5 million, with $30 million in trailing 12-month Product Sales

MONMOUTH JUNCTION, N.J., August 4, 2020 — CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader using its CytoSorb® blood purification technology to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, reports its full financial and operational results for the quarter ending June 30, 2020.

Second Quarter 2020 Financial Results:

•	Total revenue for Q2 2020 was approximately $9.8 million, a 58% increase from $6.2 million in Q2 2019
•	Q2 2020 product revenues were approximately $9.5 million, an increase of 61% from $5.9 million for Q2 2019, and up 16% sequentially from $8.2 million in Q1 2020
•	Trailing twelve-month product sales were approximately $30.0 million (ending Q2 2020)
•	CytoSorbents generated approximately $667,000 in COVID-19 U.S. hospital sales during the second quarter, following the mid-April 2020 U.S. Food and Drug Administration (FDA) Emergency Use Authorization of CytoSorb for critically-ill COVID-19 patients
•	Blended product gross margins were approximately 70%, compared to 76% for Q2 2019, impacted by an increase in percent contribution of lower margin distributor sales and increased costs of an expedited ramp in production in response to COVID-19 demand
•	Cash balances increased to approximately $35.1 million at June 30, 2020, compared to approximately $26.4 million at the end of Q1 2020, and subsequently have risen to approximately $89.0 million as a result of the July 24, 2020 equity financing

Second Quarter 2020 Operational Highlights:

•	More than 100,000 CytoSorb treatments have been delivered to date, up approximately 50% from a year ago
•	U.S. FDA granted Emergency Use Authorization (EUA) to CytoSorb for use in adult, critically-ill COVID-19 patients with imminent or confirmed respiratory failure, enabling commercial sales to all hospitals in the U.S. for this application
•	CytoSorb is either directly or indirectly (e.g. cytokine adsorption) mentioned, recommended, and/or approved in multiple other countries
o	China – Handbook of COVID-19 Prevention and Treatment (indirect)
o	Columbia – Expert consensus – Colombian Journal of Nephrology (direct)
o	Great Britain – Medtech Innovation Briefing published by NICE (direct)
o	Germany – Treatment of severe COVID-19 courses in ICU medicine (direct)
o	India – Drugs Controller General of India (DCGI) approval of CytoSorb for COVID-19; Cytokine storm in COVID-19 Expert Management Considerations (direct)
o	Israel – Ministry of Health of Israel Medical Devices (AMAR) approval of CytoSorb for COVID-19 (direct)
o	Italy – Brescia Renal COVID-19 Task Force recommendations (direct)
o	Panama – National Guidelines on adult COVID-19 patients (direct)
•	Presentation of the usage and first CytoSorb data in COVID-19 patients in multiple webinars:
o	CytoSorb Therapy in COVID-19 Patients
o	Joint Perfusion COVID 19 Task Force: COVID-19 in Practice Third Webinar (~34:00)
o	Joint Perfusion COVID-19 Task Force: COVID-19 Patient Transport, Treatment and CytoSorb Filter Use: A Care Team’s Perspective
o	The Trinity of COVID-19: Immunity, Inflammation, and Intervention
o	Cytokine Adsorption in Severely Ill COVID-19 Patients
o	EURO-ELSO Congress: Combination of ECMO and CytoSorb Hemoadsorption in COVID-19 patients
•	Achievement of FDA Breakthrough Designation for CytoSorb to remove ticagrelor during cardiopulmonary bypass in emergent and urgent cardiothoracic surgery
•	Appointment of Dr. Efthymios “Makis” Deliargyris as Chief Medical Officer
•	Received $1.1M in non-dilutive funding from the New Jersey Technology Business Tax Certificate Transfer Program
•	CytoSorb received E.U. approval to remove rivaroxaban, a leading Factor Xa inhibitor and novel oral anticoagulant, during on-pump cardiothoracic surgery
•	Vincent J. Capponi, was promoted to President and Chief Operating Officer
•	Awarded a $2.9 million Phase III Small Business Technology Transfer (STTR) contract to advance the HemoDefend-BGA plasma and whole blood adsorber to clinical trials
•	Expanded distribution of CytoSorb to a total of 65 countries, with the latest expansion adding 9 Latin American countries including Colombia, Argentina, Perú, Guatemala, Ecuador, Bolivia, the Dominican Republic, El Salvador, and Costa Rica

Dr. Phillip Chan, MD, PhD, Chief Executive Officer of CytoSorbents Corporation, stated, “As discussed in further detail in our preliminary Q2 2020 financial results and corporate update, our record quarterly financial results reflected strong CytoSorb sales in our underlying critical care business, further augmented by demand from the COVID-19 pandemic. We have now surpassed a major milestone, with more than 100,000 treatments delivered cumulatively worldwide, with distribution in 65 countries globally.”

“The second quarter of 2020 also brought some of the most exciting progress in our recent history, including bringing CytoSorb to the American public under FDA Emergency Use Authorization (EUA) for use in critically-ill COVID-19 patients with imminent or confirmed respiratory failure, FDA Breakthrough Designation to remove ticagrelor (Brilinta®, AstraZeneca) during cardiac surgery, and E.U. CytoSorb approval to remove rivaroxaban (Xarelto®, Bayer/Jannsen) during cardiothoracic surgery, complementing E.U. approval to remove ticagrelor obtained in January for the same application.”

“On July 24, 2020, we completed a landmark public offering of $57.5 million of our common stock, with net proceeds to the Company of approximately $54.0 million. A solid core of well-regarded, long-term, healthcare-focused institutional investors participated in the financing, which was co-led by Cowen and SVB Leerink acting as joint-book running managers and B. Riley FBR acting as co-manager. The financing has augmented our institutional ownership – a major goal of the financing, and also brings our current cash balance to approximately $89.0 million, our strongest capital position ever. Importantly, the financing gives us the growth capital to drive sales, clinical trials, and manufacturing expansion, while financing the company to expected GAAP (Generally Accepted Accounting Principles) profitability, and providing financial stability to weather these uncertain times. As part of the financing, we have contractually agreed to not raise additional equity capital (e.g. ATM facility, secondary public offering, etc.) for the next 90 days and have no current plans to raise additional funds.”

“One of the major reasons we did this fundraise now is to aggressively unlock the immediate U.S. opportunity to create potentially significant value for shareholders.”

•	COVID-19: The COVID-19 pandemic and our FDA EUA has created a unique situation where we can help patients in the U.S., while generating clinical data, sales, and importantly, awareness in the U.S. medical community of CytoSorb. We believe that our clinical and commercial activities in the world’s largest medical device market, if successful, will have a long-term positive impact on the rate of acceptance and usage of CytoSorb for future FDA approved applications. We are now aggressively expanding distribution of CytoSorb into key hotspots of the U.S. with the goal of having full coverage in the U.S. by what is expected to be a dangerous COVID-19 and flu winter season.

•	REFRESH 2-AKI Pivotal Trial: The recent recommendation of the Data Monitoring Committee (DMC) to continue the REFRESH 2-AKI trial following a favorable review of safety data, was the key to getting this study, intended to support U.S. FDA approval of CytoSorb, back on track and moving to the scheduled interim analysis upon completing enrollment of 200 patients.

•	FDA Breakthrough Designation of CytoSorb: Leveraging FDA Breakthrough Designation to remove ticagrelor during urgent or emergent cardiothoracic surgery is our second path to potential U.S. regulatory approval for CytoSorb. Perioperative bleeding complications in patients on blood thinners that need to be rushed to surgery are frequent, costly, and can be fatal. To fully understand the clinical problem and opportunity, we highly recommend that investors view our recent webinar, CytoSorb Antithrombotic Removal. With potential U.S. approval, we would open an estimated initial total addressable market of $250 million, based upon the estimated annual number of urgent and emergent cardiac surgery cases in patients on ticagrelor. This market is expected to grow, as ticagrelor becomes generic in 2024, and if ticagrelor gains market share as the only reversible anti-platelet agent of the three drugs commonly prescribed for acute coronary syndrome (i.e. clopidogrel (Plavix®, BMS/Sanofi, generic) and prasugrel (Effient®, Lilly). Our new Chief Medical Officer, Dr. Efthymios “Makis” Deliargyris, an interventional cardiologist and subject matter expert in antithrombotics and anticoagulants who was heavily involved in the clinical development of closely-related cangrelor for The Medicines Company, is now leading discussions with the FDA, and we hope to have a definitive regulatory path for potential U.S. approval from the FDA very soon.”

“In the first half of 2020, the COVID-19 pandemic certainly had a net positive effect on our business, and as it continues to evolve, we have been proactively advancing many of our pre-COVID-19 growth initiatives in the background. When the pandemic eventually ends, we expect to get back to ‘business as usual,’ where the impact of these efforts should become more apparent. For example:

•	Since late 2019, we significantly increased our sales force in Germany to 19 sales representatives and specialists. The purpose was to optimize our sales coverage and drive hospital usage in Germany that has historically averaged about 65% of our product sales, with full dedicated reimbursement for CytoSorb treatment. However, COVID-19 has forced hospitals to restrict access to non-essential personnel including sales reps. Because of this, our Q2 2020 results do not fully reflect this investment in resources.
•	Although we obtained E.U. approval for CytoSorb to reduce the blood thinning medications, ticagrelor and rivaroxaban during cardiac surgery earlier this year, because of COVID-19 restrictions, we have not yet had the opportunity to capitalize on these promising growth applications.
•	We saw a similar effect from decreased elective surgeries in Q2 2020, including many cases of complex elective cardiac surgery where CytoSorb is often used, where cases have dropped significantly as hospitals prioritized resources, beds, and space for expected COVID-19 patients, and as patients avoided hospitals for fear of contracting coronavirus infection.”

Dr. Chan concluded, “The COVID-19 pandemic is now aggressively attacking the Americas, India, South Africa, and the Middle East, with second waves well underway in Eastern Europe, Southeast Asia, Japan, and other countries. Without a COVID-19 vaccine, the future is uncertain, with most expecting a second wave starting this fall. That said, we have not historically given specific financial guidance on quarterly results until the quarter has been completed. However, notwithstanding uncertainty related to the COVID-19 pandemic, based upon current order patterns, we expect that Q3 2020 will be one of the company’s strongest quarters in terms of product sales.”

“Please join us on our earnings conference call today, details for which are below.”

Conference Call Details:

Date: Tuesday, August 4, 2020

Time: 4:45 PM Eastern Time

Participant Dial-In:   877-451-6152

Conference ID: 13705996

Live Presentation Webcast: http://public.viavid.com/index.php?id=140426

It is recommended that participants dial in approximately 10 minutes prior to the start of the call. There will also be a simultaneous live webcast of the conference call that can be accessed through the following audio feed link: http://public.viavid.com/index.php?id=140426

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at http://cytosorbents.com/investor-relations/financial-results/.

Results of Operations

Comparison for the three months ended June 30, 2020 and 2019:

Revenues:

Revenue from product sales was approximately $9,520,000 in the three months ended June 30, 2020, as compared to approximately $5,850,000 in the three months ended June 30, 2019, an increase of approximately $3,670,000, or 63%. This increase was driven by an increase in direct sales of approximately $1,715,000 resulting from sales to both new customers and repeat orders from existing customers and an increase in distributor sales of approximately $1,955,000. Sales to hospitals in the United States under the EUA granted by the FDA amounted to approximately $667,000 for the three months ended June 30, 2020. Though difficult to quantitate, we estimate that approximately $2.4 to $2.6 million of total product sales in the second quarter of 2020 was due to the demand for CytoSorb to treat COVID-19 patients. In addition, sales were negatively impacted by approximately $156,000 as a result of the decrease in the average exchange rate of the Euro to the U.S. dollar. For the three months ended June 30, 2020, the average exchange rate of the Euro to the U.S. dollar was $1.10 as compared to an average exchange rate of $1.12 for the three months ended June 30, 2019.

Grant income was approximately $275,000 for the three months ended June 30, 2020 as compared to approximately $382,000 for the three months ended June 30, 2019, a decrease of approximately $107,000 or 28%. This decrease was a result of delays in grant related work caused by the COVID-19 pandemic as our research and development employees have either been deployed to work-from-home status or reassigned to assist in activities related to increasing the production of CytoSorb.

Total revenues were approximately $9,795,000 for the three months ended June 30, 2020, as compared to total revenues of approximately $6,233,000 for the three months ended June 30, 2019, an increase of approximately $3,562,000, or 57%.

Cost of Revenues:

For the three months ended June 30, 2020 and 2019, cost of revenue was approximately $3,250,000 and $1,834,000, respectively, an increase of approximately $1,416,000. Product cost of revenues increased approximately $1,490,000 during the three months ended June 30, 2020 as compared to the three months ended June 30, 2019 primarily as a result of increased sales. Product gross margins were approximately 70% for the three months ended June 30, 2020 and approximately 76% for the three months ended June 30, 2019. The decrease in gross margin was due to an increase in percent contribution of lower margin distributor sales and certain costs associated with the rapid ramp-up of production during the three months ended June 30, 2020.

Research and Development Expenses:

For the three months ended June 30, 2020, research and development expenses were approximately $2,406,000 as compared to research and development expenses of approximately $2,930,000 for the three months ended June 30, 2019. The decrease of approximately $524,000 was due to a decrease in our clinical trial costs of approximately $602,000, which is due primarily to the pause in our Company-sponsored clinical trials as a result of hospital restrictions due to the COVID-19 pandemic and a decrease in non-grant related research and development costs of approximately $40,000. These decreases were offset by a decrease in direct labor and other costs being deployed toward grant-funded activities of approximately $74,000, which had the effect of increasing the amount of our non-reimbursable research and development costs, and an increase in non-clinical research and development salary related costs of approximately $44,000.

Legal, Financial and Other Consulting Expenses:

Legal, financial and other consulting expenses were approximately $846,000 for the three months ended June 30, 2020, as compared to approximately $592,000 for the three months ended June 30, 2019. The increase of approximately $254,000 was due to an increase in employment agency fees of approximately $71,000 related to the hiring of senior level personnel, an increase in legal fees of approximately $177,000 related certain corporate initiatives and an increase in accounting fees of approximately $25,000. These increases were offset by a decrease in consulting fees of approximately $19,000.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses were approximately $6,591,000 for the three months ended June 30, 2020, as compared to approximately $4,507,000 for the three months ending June 30, 2019, an increase of $2,084,000. This increase is related to an increase in salaries, commissions and related costs of approximately $1,872,000, an increase in royalty expenses of approximately $281,000 due to the increase in product sales, and an increase in non-cash restricted stock expense of approximately $79,000 related to restricted stock units granted to the Company’s executive officers, an increase in non-cash stock compensation expense of approximately $901,000. These increases were offset by a decrease in travel and entertainment expenses of approximately $78,000, a decrease in sales and marketing expenses, which include advertising and conference attendance of approximately $483,000 and a decrease in office supplies and other general and administrative costs of approximately $488,000.

Interest Expense, net:

For the three months ended June 30, 2020, interest expense was approximately $274,000, as compared to interest expense of approximately $215,000 for the three months ended June 30, 2019. This increase in interest expense of approximately $59,000 was primarily a result of the additional interest incurred related to the drawdown of the $5,000,000 Term B Loan with Bridge Bank on July 31, 2019.

Gain (Loss) on Foreign Currency Transactions:

For the three months ended June 30, 2020, the gain on foreign currency transactions was approximately $705,000 as compared to a gain of approximately $297,000 for the three months ended June 30, 2019. The 2020 gain was directly related to the increase in the spot exchange rate of the Euro to the U.S. dollar at June 30, 2020 as compared to March 31, 2020. The spot exchange rate of the Euro to the U.S. dollar was $1.12 per Euro at June 30, 2020, as compared to $1.10 per Euro at March 31, 2020. The 2019 gain was directly related to the increase in the spot exchange rate of the Euro at June 30, 2019 as compared to March 31, 2019. The spot exchange rate of the Euro to the U.S. dollar was $1.14 per Euro at June 30, 2019, as compared to $1.12 per Euro at March 31, 2019.

Comparison for the six months ended June 30, 2020 and 2019:

Revenues:

Revenue from product sales was approximately $17,676,000 in the six months ended June 30, 2020, as compared to approximately $10,427,000 in the six months ended June 30, 2019, an increase of approximately $7,249,000, or 70%. This increase was driven by an increase in direct sales of approximately $4,143,000 resulting from sales to both new customers and repeat orders from existing customers and an increase in distributor sales of approximately $3,106,000. Sales to hospitals in the United States under the EUA granted by the FDA amounted to approximately $667,000 for the six months ended June 30, 2020. Though difficult to quantitate, we estimate that approximately $3.9 to $4.3 million of total product sales in the six months ended June 30, 2020 was due to the demand for CytoSorb to treat COVID-19 patients. In addition, sales were negatively impacted by approximately $393,000 as a result of the decrease in the average exchange rate of the Euro to the U.S. dollar. For the six months ended June 30, 2020, the average exchange rate of the Euro to the U.S. dollar was $1.10 as compared to an average exchange rate of $1.13 for the six months ended June 30, 2019.

Grant income was approximately $826,000 for the six months ended June 30, 2020 as compared to approximately $997,000 for the six months ended June 30, 2019, a decrease of approximately $171,000 or 17%. This decrease was a result of delays in grant related work caused by the COVID-19 pandemic as our research and development employees have either been deployed to work-from-home status or reassigned to assist in activities related to increasing production of CytoSorb.

Total revenues were approximately $18,502,000 for the six months ended June 30, 2020, as compared to total revenues of approximately $11,424,000 for the six months ended June 30, 2019, an increase of approximately $7,078,000, or 62%.

Cost of Revenues:

For the six months ended June 30, 2020 and 2019, cost of revenue was approximately $5,635,000 and $3,573,000, respectively, an increase of approximately $2,062,000, primarily due to increased sales. Product gross margins were approximately 72% for the six months ended June 30, 2020 and approximately 75% for the six months ended June 30, 2019. The decrease in gross margin was due to an increase in percent contribution of lower margin distributor sales and certain costs associated with the rapid ramp-up of production during the six months ended June 30, 2020.

Research and Development Expenses:

For the six months ended June 30, 2020, research and development expenses were approximately $4,371,000 as compared to research and development expenses of approximately $5,348,000 for the six months ended June 30, 2019. The decrease of approximately $977,000 was due to a decrease in our clinical trial costs of approximately $1,361,000, which was due primarily to the pause in our Company-sponsored clinical trials as a result of hospital restrictions due to the COVID-19 pandemic and a decrease in non-grant related research and development costs of approximately $31,000. These decreases were offset by a decrease in direct labor and other costs being deployed toward grant-funded activities of approximately $213,000, which had the effect of increasing the amount of our non-reimbursable research and development costs, an increase in new product development costs of approximately $87,000, and an increase in non-clinical research and development salary related costs of approximately $115,000.

Legal, Financial and Other Consulting Expenses:

Legal, financial and other consulting expenses were approximately $1,365,000 for the six months ended June 30, 2020, as compared to approximately $1,154,000 for the six months ending June 30, 2019. The increase of approximately $211,000 was due to an increase in employment agency fees of approximately $102,000 related to the hiring of senior level personnel, an increase in legal fees of approximately $80,000 related certain corporate initiatives and an increase in accounting fees of approximately $57,000. These increases were offset by a decrease in consulting fees of approximately $28,000.

Selling, General and Administrative Expenses:

Selling, general and administrative expenses were approximately $12,908,000 for the six months ended June 30, 2020, as compared to $9,265,000 for the six months ended June 30, 2019, an increase of $3,643,000. This increase is related to an increase in salaries, commissions and related costs of approximately $2,373,000, an increase in royalty expenses of approximately $569,000 due to the increase in product sales, and an increase in non-cash restricted stock expense of approximately $295,000 related to restricted stock units granted to the Company’s executive officers, an increase in non-cash stock compensation expense of approximately $1,403,000. These increases were offset by a decrease in travel and entertainment expenses of approximately $238,000, a decrease in sales and marketing expenses, which include advertising and conference attendance of approximately $437,000 and a decrease in office supplies and other general and administrative costs of approximately $322,000.

Interest Expense, net:

For the six months ended June 30, 2020, interest expense was approximately $579,000, as compared to interest expense of approximately $420,000 for the six months ended June 30, 2019. This increase in interest expense of approximately $159,000 was primarily a result of the additional interest incurred related to the draw down of the $5,000,000 Term B Loan with Bridge Bank on July 31, 2019.

Liquidity and Capital Resources

Since inception, our operations have been primarily financed through the issuance of debt and equity securities. At June 30, 2020, we had current assets of approximately $41,948,000 including cash on hand of approximately $35,114,000 and current liabilities of approximately $15,664,000. On July 24, 2020, the Company closed the sale of approximately 6,052,631 shares of its Common Stock and received gross proceeds of approximately $57.5 million and, after deducting the underwriting discounts and commissions and expenses related to the offering, received total net proceeds of approximately $54 million. Prior to June 30, 2020, the Company’s consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As a result of the Offering, the Company’s cash balance increased to approximately $89.0 million, which the Company expects will fund the Company’s operations well beyond the next twelve months. As a result, the Company has determined that the going concern risk has been eliminated.

In early July 2020, the Company received approximately $2,414,000 in proceeds related to the sale of shares pursuant to the Open Market Sale Agreement with Jefferies LLC and B. Riley FBR, Inc.

On July 31, 2019, the Company executed an Amendment to its Loan Agreement with Bridge Bank and, simultaneous with this Amendment, received $5 million in proceeds from an additional term loan. In addition, the Amendment extended the interest-only period of the loan through October 2020. Monthly principal payments of approximately $833,000 commence in November 2020.

We believe that we have sufficient cash to fund our operations well into the future.

2020 Third Quarter Revenue Guidance

CytoSorbents has not historically given specific financial guidance on quarterly results until the quarter has been completed. However, notwithstanding uncertainty related to the COVID-19 pandemic, based upon current order patterns, we expect that Q3 2020 will be one of the company’s strongest quarters to date in terms of product sales.

For additional information, please see the Company’s Form 10-Q for the period ended June 30, 2020 filed with the Securities Exchange Commission on August 4, 2020 and available at http://www.sec.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 65 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure, and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. More than 100,000 CytoSorb® treatments have been delivered to date. CytoSorb has received CE-Mark label expansions for the removal of bilirubin (liver disease), myoglobin (trauma), and both ticagrelor and rivaroxaban during cardiothoracic surgery. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in critically-ill COVID-19 patients with imminent or confirmed respiratory failure, in defined circumstances. CytoSorb has also been granted U.S. FDA Breakthrough Designation for the removal of ticagrelor in a cardiopulmonary bypass circuit during emergent and urgent cardiothoracic surgery.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of more than $37 million from DARPA, the Defense Health Agency, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), the U.S. Army, U.S. Special Operations Command (USSOCOM), the U.S. Air Force, Air Force Material Command (USAF/AFMC), the U.S. Department of Health and Human Services, and others. The Company has numerous products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release, including statements about our expected revenues and the impact of the COVID-19 pandemic on the Company, its operations and use of CytoSorb internationally, represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 5, 2020, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
CytoSorb sales	$9,451	$5,850	$17,607	$10,360
Other sales	69	--	69	67
Total product sales	9,520	5,850	17,676	10,427
Grant income	275	382	826	997
Total revenue	9,795	6,232	18,502	11,424
Cost of revenue	3,250	1,834	5,635	3,573
Gross profit	6,545	4,398	12,867	7,851

Other Expenses:
Research and development	2,406	2,930	4,371	5,348
Legal, financial and other consulting	846	592	1,365	1,153
Selling, general and administrative	6,591	4,506	12,908	9,265
Total expenses	9,843	8,028	18,644	15,766
Loss from operations	(3,298)	(3,630)	(5,777)	(7,915)

Other income/(expense):
Interest expense, net	(274)	(214)	(579)	(420)
Gain (loss) on foreign currency transactions	705	297	36	(96)
Total other income(expense), net	431	83	(543)	(516)
Loss before benefit from income taxes	(2,867)	(3,547)	(6,320)	(8,431)
Benefit from income taxes	--	--	--	--
Net loss	$(2,867)	$(3,547)	$(6,320)	$(8,431)

Basic and diluted net loss per common share	$(0.08)	$(0.11)	$(0.18)	$(0.26)
Weighted average number of shares of common stock outstanding	36,483,355	32,266,861	35,232,308	32,099,834

Net loss	$(2 ,867)	$(3,547)	$(6,320)	$(8,431)

Other comprehensive income (loss):
Currency translation adjustment	(605)	(250 0)	5	57
Comprehensive income (loss)	$(3,472)	$(3,797)	$(6,315)	$(8,374)

CYTOSORBENTS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	June 30, 2020 (Unaudited)	December 31, 2019 (As adjusted)
ASSETS
Current Assets:
Cash and cash equivalents	$35,114	$12,233
Grants and accounts receivable, net	3,890	4,467
Inventories	1,987	2,114
Prepaid expenses and other current assets	957	2,088
Total current assets	41,948	20,902

Property and equipment, net	1,952	1,925
Right of use asset	1,233	1,071
Other assets	4,126	3,485
TOTAL ASSETS	$49,259	$27,383

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$2,726	$2,039
Current maturities of long-term debt	6,667	1,667
Lease liability – current portion	418	428
Accrued expenses and other current liabilities	5,854	5,802
Total current liabilities	15,665	9,936
Long-term debt, net of current maturities and debt issuance costs	8,457	13,386
Lease liability, net of current portion	815	643
TOTAL LIABILITIES	24,937	23,965

Total stockholders’ equity	24,322	3,418

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$49,259	$27,383

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 Cytosorbents Contact:

 Amy Vogel

 Investor Relations

 (732) 398-5394

 avogel@cytosorbents.com

 Investor Relations Contact:

 Jeremy Feffer

 LifeSci Advisors

 917-749-1494

 jeremy@lifesciadvisors.com

 U.S. Public Relations Contact:
 Eric Kim   Rubenstein Public Relations
 212-805-3052
 ekim@rubensteinpr.com